Exhibit 23

PERSONAL FINANCIAL PLANNING,

BUSINESS SERVICES & TAX PLANNING

July 12, 2005

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report dated July 12, 2005 accompanying the audited financial statements of Mosaic Nutraceuticals, Corp. as of March 31, 2005 and December 31, 2004 and the reviewed financial statements of Mosaic Nutraceuticals, Corp. as of June 30, 2005, in the Form 10SB, with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption “Experts” in the Prospectus.

Very truly yours,

/s/ Kyle L. Tingle
Kyle L. Tingle
Kyle L. Tingle, CPA, LLC

P.O. BOX 50329 • HENDERSON, NEVADA 89016 • PHONE: (702) 450-2200 • FAX: (702) 436-4218
E-MAIL: ktingle@kyletinglecpa.com